EXHIBIT 10.1

RESTATED EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT is effective as of September 1, 2005 by and between Coastal Credit, L.L.C., a Virginia limited liability company (“Company”) and William E. McKnight (“Executive”).

WHEREAS, Executive has served for many years as the Chief Executive Officer of the Company, and the Executive and the Company desire to confirm and restate the terms of Executive’s employment by the Company;

WHEREAS, By entering into this Restated Employment Agreement, Executive and the Company hereby amend and restate the Employment Agreement between the parties, dated April 11, 1998, (“Prior Agreement”) in its entirety as set forth below.

NOW, THEREFORE, the parties agree as follows:

1. Definitions. The terms defined in this Section 1 shall have the respective meanings indicated below for all purposes of this Agreement.

(a) Affiliate. “Affiliate” of a Person means a Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the first Person. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise.

(b) Cause. “Cause” shall mean any one or more of the following:

i. engaging in a material dishonest act, including without limitation any material misrepresentation or intentional omission to state a material fact to White River Capital, Inc. (“Parent”) or Parent Board, willful breach of fiduciary duty, misappropriation or fraud against the Company or any Affiliate of the Company;

ii. any indictment or similar charge against Executive by a governmental authority alleging the commission of a felony, or a guilty plea or no-contest plea by Executive to a felony;

iii. material failure by Executive to follow the Company’s general policies, directives or orders applicable to officers of the Company after failing to cure prior similar failures within thirty (30) days of receiving written notice thereof from the Parent authorized by the Parent Board;

iv. intentional destruction or theft of the Company’s property or falsification of the Company’s documents;

v. a breach by Executive of the provisions of Section 12 or 13; or

vi. a material breach by Executive of any other provision of this Agreement and the failure by Executive to cure such breach within thirty (30) days of the date on which the Company gives Executive notice thereof.

(c) Change of Control. “Change of Control” shall mean:

i. the consummation of a plan of dissolution or liquidation of the Company or Parent;

ii. the individuals who, as of the effective date hereof, are members of the Parent Board (“Incumbent Board”), cease for any reason to constitute at least a majority of the members of the Board; provided, however, that if the election, or nomination for election by the Parent’s shareholders, of any new director was approved by a vote of at least two-thirds of the Incumbent Board, such new director shall, for purposes of this Plan, be considered as a member of the Incumbent Board; provided, further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened “election contest” or other actual or threatened solicitation of proxies or consents by or on behalf of an individual, entity or group (within the meaning of Section 13(d) or 14(d) of the Exchange Act) (a “Person”) other than the Parent Board (a “Proxy Contest”) including by reason of any agreement intended to avoid or settle any election contest or Proxy Contest;

iii. the consummation of a plan of reorganization, merger or consolidation involving the Company or the Parent, except for a reorganization, merger or consolidation where (A) the shareholders of the Company or the Parent, respectively, immediately prior to such reorganization, merger or consolidation own directly or indirectly at least a majority of the combined voting power of the outstanding voting securities of the company resulting from such reorganization, merger or consolidation (the “Surviving Company”) in substantially the same proportion as their ownership of voting securities of the Company or Parent, respectively, immediately prior to such reorganization, merger or consolidation, and (B) the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for such reorganization, merger or consolidation constitute at least a majority of the members of the board of directors of the Surviving Company, or of a company beneficially owning, directly or indirectly, a majority of the voting securities of the Surviving Company;

iv. the sale of all or substantially all the assets of the Company to another Person outside the ordinary course of business; or

v. the acquisition by another Person of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of stock representing more than fifty percent (50%) of the voting power of the Parent or the Company then outstanding by another Person, other than as a result of an original issuance of equity interests approved by the Incumbent Board.

(d) Date of Termination. “Date of Termination” shall mean in the case of Executive’s death, the date of death, in the case of Disability, thirty (30) days after Notice of Termination is given (provided Executive shall not have returned to the full-time performance of his duties during such thirty (30) day period), and in all other cases, the date specified in the Notice of Termination, which shall be at least thirty (30) days after the date of the Notice of Termination, unless the termination is by the Company for Cause.

(e) Disability. “Disability” shall occur if as a result of Executive’s incapacity due to physical or mental illness, Executive shall have been absent from the full-time performance of his duties with the Company for three (3) consecutive months.

(f) Good Reason. “Good Reason” shall mean any one or more of the following bases for termination of Executive’s employment by Executive:

i. the removal of Executive as Chief Executive Officer of Company without Cause;

ii. the assignment to Executive of any duties inconsistent in any material respect with Executive’s position, authority, duties or responsibilities as contemplated by Section 5(a) of this Agreement, excluding for this purpose an isolated, insubstantial or inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;

iii. an action of Company that requires Executive to move from his permanent place of residence.

iv. a Change of Control of the Company or Parent shall have occurred within the preceding 12 months;

v. any action by the Company to reduce Executive’s base compensation below the amount established in Section 6; failure by the Company to timely pay salary, bonus or incentive payments due Executive under Section 6; or failure by Company to establish the long-term incentive award called for by Section 6 within 120 days of the effectiveness of this restated agreement.

(g) Net Pre-Tax Income. “Net Pre-Tax Income” shall mean net income of the Company before provision for federal or state taxes and after expenses paid by related parties that are appropriately and equitably allocated to the Company, all as determined in accordance with generally accepted accounting principles consistently applied.

(h) Notice of Termination. Any termination of Executive’s employment by either the Company or Executive, except for a termination based on Executive’s death, shall be Communicated by a written Notice of Termination.

(i) Parent Board. “Parent Board” shall mean the Board of Directors of Parent or a duly authorized committee of such Board, in either case, acting, if appropriate due to Executive’s potential conflict of interest with respect to matters under this Agreement, without the participation of Executive.

(j) Person. “Person” shall mean any natural person, corporation, partnership, association, limited liability company, trust, governmental authority, or other entity.

(k) Retirement. “Retirement” shall mean termination of Executive’s employment after Executive has attained age 65.

2. Employment. The Company hereby employs Executive and Executive hereby accepts employment with the Company for the Term of this Agreement set forth in Section 3 below, in the position and with the duties and responsibilities set forth in Sections 4 and 5 below, and upon the other terms and conditions hereinafter stated.

3. Term. This Agreement is for the period commencing on the date hereof (the “Commencement Date”) and terminating on December 31, 2008, or upon Executive’s earlier death, termination by reason of Disability or termination by either party pursuant to Section 10 (the “Initial Term”). The Initial Term shall be automatically extended for successive one-year periods (each a “Renewal Term,” with the Initial Term and any Renewal Terms collectively referred to herein as the “Term”), unless at least ninety (90) days prior to the end of the Initial Term or any Renewal Term, either party, by a written notice delivered to the other party, elects not to have the Term automatically extended.

4. Position. Executive shall serve as President and Chief Executive Officer of the Company.

5. Duties and Responsibilities.

(a) The Company hereby engages Executive as a full-time executive employee and Executive accepts such employment, on the terms and subject to the conditions set forth in this Agreement. During the Term, Executive shall devote all of his business time and best efforts to, and shall perform faithfully, loyally and efficiently, his duties as President of the Company and shall exercise such powers and fulfill such responsibilities as may be duly assigned to or vested in him by the Operating Agreement or by the Parent as managing member of the

Company as directed by the Parent Board consistent with the responsibilities of the President.

(b) During the Term, Executive will not engage in other employment or consulting work or any trade or business for his own account or on behalf of any other Person. Notwithstanding the foregoing, Executive may (i) serve on such corporate, civic, industry or charitable boards or committees as are approved by the Managers and (ii) manage his own and his immediate family’s personal investments, provided that the activities permitted by clauses (i) and (ii) above shall not, individually or in the aggregate, interfere in any material respect with the performance of Executive’s responsibilities hereunder.

6. Salary/Bonus.

(a) For all services rendered by Executive under this Agreement, the Company shall pay to Executive an aggregate annual base salary of $300,000, payable, in equal installments, at least monthly, in accordance with the Company’s regular payroll procedures. Such initial base salary shall be retroactively effective from September 1, 2005. The Company shall review possible increases in Executive’s salary at least annually, with any such increases subject to the determination of the Parent as directed by the Parent Board in its sole discretion.

(b) For calendar 2005, Executive will be eligible for an annual performance bonus of $300,000, prorated for the portion of 2005 after August 31. Thereafter, Executive will be eligible for an annual performance bonus of 3% of the annual consolidated Net Pre-Tax Income of the Company (unless an alternative basis for determining the annual performance bonus is agreed to in writing by the parties.)

(c) In addition, simultaneously with the execution of this Agreement, the Company and Executive shall execute a long-term cash incentive award agreement, in the form of attached Exhibit A. This award agreement provides that on each of January 1, 2007, January 1, 2008 and January 1, 2009 (each a “Vesting Date”), Executive shall receive a cash payment from the Company equal to the value of 33,333.33 shares of White River Capital, Inc. common stock, the value of which shall be determined based on the mean of the Fair Market Value (as defined in the White River Capital, Inc. Incentive Stock Plan) of a share of White River Capital, Inc. common stock for the 20 trading days immediately preceding the Vesting Date.

7. Employee Benefits. The Company shall provide or cause to be provided to Executive and to Executive’s dependents, at the Company’s expense, all disability, medical and dental benefits provided to other executives of the Company. During any waiting period for insurance eligibility, COBRA insurance costs for Executive and Executive’s dependents will be paid by the Company. In addition, the Company shall pay the Executive $800 per month as an automobile allowance to cover the cost of Executive’s use of an automobile for Company purposes. During the Term of this Agreement, Executive shall maintain insurance in connection with the automobile as required by state law and such other insurance as is reasonably satisfactory to the Company. If the terms of such insurance policy allow it, the Company shall be named as an additional insured on all such coverage.

8. Vacation. Executive shall be entitled to four (4) weeks vacation during each consecutive twelve month period of employment beginning on the Commencement Date and each anniversary thereof. In the event that the full vacation is not taken by Executive during any such period, no vacation time shall accrue for use in future periods, except as approved by the Parent Board.

9. Business Expenses. Executive will be reimbursed for all reasonable ordinary and necessary business expenses incurred by Executive in connection with Executive’s employment (to be supported by receipts and other documentation as required by the Internal Revenue Code of 1986, as amended, and in conformance with the Company’s normal procedures).

10. Termination. Either the Company or Executive may terminate the employment of Executive at any time prior to the expiration of the Term of this Agreement, with or without Cause or Good Reason.

11. Payments During Disability and Upon Termination or Expiration. Executive or his estate shall be entitled to the following during a period of Disability, upon Executive’s death, upon termination of Executive’s employment by Executive or the Company, or if the Term of this Agreement is not extended by reason of notice given by either party pursuant to Section 3 hereof, as the case may be:

(a) During any period that Executive fails to perform his full-time duties with the Company as a result of incapacity due to physical or mental illness, until such time as Executive returns to the full-time performance of his duties or the Date of Termination if Executive’s employment is terminated for Disability, Executive shall continue to receive his base salary at the rate in effect at the commencement of any such period minus any disability benefits received by him under any insurance or disability plan of the Company. If terminated for Disability, Executive shall additionally be entitled to receive the severance compensation provided for in subsection 11(c)(i) (reduced by any disability benefits received by him under any insurance or disability plan of the Company), as well as subsections11(c) (ii), (iii) and (iv) hereof.

(b) If (1) Executive’s employment is terminated by Executive without Good Reason and other than upon Retirement; (2) Executive’s employment is terminated by the Company for Cause; or (3) this Agreement is terminated by reason of Executive’s notice of non-renewal, as provided in Section 3 hereof, then Company shall pay Executive his full base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given, plus all other amounts or benefits to which Executive is entitled through such date under any plan, arrangement or practice in effect at the time of such termination, minus any amounts owed by Executive to the Company. Executive shall not be entitled to receive any bonus applicable to the period in which termination occurs, and the Company shall have no further obligations to Executive under this Agreement (other than under COBRA and for vested and accrued benefits and accrued and unpaid vacation). Notwithstanding the foregoing, if Executive’s employment is terminated by reason of Executive’s notice of non-renewal and the Term expires other than at the end of a full fiscal year of the Company, Executive shall be paid a pro rata portion of his performance bonus and a pro rata portion of the annual increment of his long-term cash incentive award that would otherwise vest for such year, if any, based on the number of months, including portions thereof, during which Executive was employed during the fiscal year in which his employment was terminated, based on the performance of the Company for said fiscal year as reflected in the Company’s financial statements for said fiscal year. For avoidance of doubt, if the Term expires at the end of a fiscal year due to Executive’s notice of non-renewal, Executive would be entitled to the full performance bonus payment and long-term cash incentive award otherwise earned for such year.

(c) If (1) Executive’s employment is terminated by reason of Executive’s death; (2) Executive’s employment is terminated by the Company other than for Cause; (3) Executive’s employment is terminated by the Executive for Good Reason; or (4) this Agreement is terminated by reason of the Company’s notice of non-renewal, then Executive shall be entitled to the following:

i. the Company shall pay to Executive any unpaid base salary through the Date of Termination and continue to pay Executive base salary through the end of the then-remaining Term of this Agreement (not less than a period of one year after the Date of Termination) at the rate in effect at the time Notice of Termination is given, payable consistent with the Company’s regular payroll practices;

ii. Executive shall be entitled to any other compensation and benefits granted under this Agreement (other than base salary and performance bonus which are addressed in subparagraphs (i), (iii) and (iv) respectively), for and through the end of the then-remaining Term of this Agreement (not less than a period of one year after the Date of Termination). Such benefits shall be determined in accordance with the Company’s employee benefit plans and other applicable programs, policies and practices then in effect as though Executive was still then in the employ of the Company. The provisions of this Agreement, and any payment provided for hereunder, shall not reduce any amounts otherwise payable, or in any way diminish Executive’s existing rights, or rights which accrue solely as a result of the passage of time under any benefit plan, employment agreement or other contract, plan or arrangement;

iii. Executive shall be entitled to receive his prorated performance bonus, if any, for the fiscal year in which (or at the end of which) his employment was terminated, based on the performance of the Company for said fiscal year as reflected in the Company’s financial statements for said fiscal year; and

iv. If the Date of Termination is prior to January 1, 2009, to the extent Executive’s benefits under the long-term incentive award provided for in Section 6 have not yet vested at the Date of Termination, such benefit shall accelerate and fully vest.

(d) If Executive’s employment is terminated by Executive by reason of Executive’s Retirement, then Executive shall be entitled to receive the compensation provided for in subsections 11(c)(i), (ii) and (iii), hereof, plus, if such termination occurs prior to January 1, 2009, a pro rata portion of the annual increment of his long-term cash incentive award that would otherwise vest for such year, if any, based on the number of months, including portions thereof, during which Executive was employed during the fiscal year in which his employment was terminated.

(e) In the event that compensation paid pursuant to Paragraph 11(c) (“Severance Pay”) is subject to an excise tax pursuant to Section 4999 of the Internal Revenue Code of 1986 (“Excise Tax”), as amended, then Executive shall be entitled to receive an additional Gross-Up Payment in an amount such that, after payment by Executive of all taxes (and any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Excise Tax imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Severance Pay. The accounting firm employed by the Company shall make all determinations required herein, including whether and when a Gross-Up Payment is required, the amount of any such Gross-Up Payment and the assumptions to be utilized in arriving at such determination (except that Executive’s federal and state income taxes shall be assumed to be at the maximum rates). In the event that the accounting firm is serving as accountant or auditor to the individual, entity or group effecting the Change of Control, unless otherwise in writing by Executive, Company shall appoint another independent accounting firm reasonably acceptable to Executive to make the determinations required hereunder (which accounting firm shall then be referred to as the accounting firm hereunder). All fees and expenses of the accounting firm shall be borne solely by Company. The Gross-Up Payment shall be paid to Executive concurrently with the Severance Pay, unless Company at the same time as the payment of the Severance Pay provides Executive with the accounting firm’s opinion that Executive will not incur any Excise Tax on any part or all of the Severance Pay. Any such opinion shall be based upon the regulations under Section 280G and 4999 of the Internal Revenue Code of 1986, as amended and shall qualify as a covered, limited scope opinion under Circular 230. If any such opinion applies only to part of the Severance Pay, Company shall pay Executive the Gross-Up Payment with respect to that part of the Severance Pay not covered by the opinion. Executive agrees (unless requested otherwise by Company) to use reasonable efforts to contest in good faith any subsequent determination by the Internal Revenue Service that Executive owes an amount of Excise Tax greater than the amount determined above; provided, that Executive shall be entitled to reimbursement by Company of all fees and expenses reasonable incurred by Executive in contesting such determination. In the event the Internal Revenue Service or any court of competent jurisdiction determines that Executive owes an amount of Excise Tax that is either greater or less than the amount previously taken into account in the Gross-Up Payment herein, Company shall promptly pay to Executive, or Executive shall promptly repay to Company, as the case may be, the amount of resulting excess or shortage in the Gross-Up Payment. Any payment Company is required to make to Executive pursuant to the preceding sentence shall include an additional amount such that after payment by Executive of all of Executive’s applicable federal, state and local taxes on such additional amount, Executive shall retain an amount equal to the total of Executive’s applicable federal, state and local taxes arising due to the later payment. If Executive collects any part or all of the Severance Pay provided herein, including the Gross-Up Payment, through a lawyer, Company shall pay all costs of any such collection or enforcement, including reasonable legal fees and other out of pocket expenses incurred by the Executive, up to that point when company offered to settle the dispute for an amount equal to the amount Executive is entitled to recover. The payment described herein shall be due Executive regardless of any subsequent employment obtained by Executive.

12. Non-Compete; Confidentiality.

(a) During the Term hereof and for a period of two years after the Date of Termination or expiration of the Term of this Agreement, Executive shall not either on his own account, as a partner, joint venturer, employee, agent, salesman, officer, director or stockholder of a corporation (other than a beneficial holder of not more than two percent (2%) of the outstanding voting stock of a company having at least five hundred (500) holders of voting or economic interests) or otherwise, directly or indirectly enter into or engage in any business competitive with the business of the Company as such business exists on the date hereof (a “Competitive Business”) within any area where such business has been conducted prior to the date of termination. Notwithstanding the foregoing or anything in any other agreement (written or oral) between the parties to the contrary, if Executive’s employment is terminated by the Company other than for Cause, by Executive for Good Reason, or if this Agreement is terminated by reason of the Company’s notice of non-renewal, then Executive shall only be subject to the non-compete covenants set forth in this Section 12(a) for as long as the Company pays to Executive the salary and benefits set forth in this Agreement.

(b) Except as provided in the next two sentences, Executive covenants and agrees that all information, knowledge or data of or pertaining to the Company or any of its Affiliates, or pertaining to any other Person with which they or any of them may do business during the Term and which is not generally known in the relevant trade or industry (and whether relating to methods, merchandising, processes, techniques, discoveries, pricing, sales practices, marketing or any other proprietary matters) (the “Company Information”) shall be kept secret and confidential at all times during and after the termination or expiration of this Agreement and shall not be used or divulged by him outside the scope of his employment as contemplated by this Agreement, except as the Parent may otherwise expressly authorize. In the event that Executive is requested in a judicial, administrative or governmental proceeding to disclose any of the Company Information, Executive will promptly so notify the Company so that the Company may seek a protective order at the Company’s expense or other appropriate remedy and/or waive compliance with this Agreement. If such protective order or other remedy is not obtained or the Company waives compliance with this Agreement and disclosure of any of the Company Information is required, Executive may furnish the material so required to be furnished, but Executive will furnish only that portion of the Company Information which is legally required and will exercise his best efforts to obtain a protective order or other reliable assurance that confidential treatment will be accorded the Company Information furnished.

13. Non-Solicitation/No-Hire. Executive agrees and acknowledges that the services of Executive pursuant to this Agreement are unique and extraordinary, and that the Company and its Affiliates will be dependent upon Executive for the development and growth of their business and related functions. If Executive’s employment with the Company is terminated for any reason, Executive agrees, for a period of two years following the Date of Termination or expiration of the Term of this Agreement, not to conduct or participate (directly or indirectly, including through one or more Affiliates) in:

(a) Hiring, attempting to hire or assisting any other Person in hiring or attempting to hire, or inducing to leave the employ of the Company, any employee or officer of the Company, or any person who was an employee or officer of the Company within the six-month period prior to the Date of Termination or expiration of the Term of this Agreement; provided, however, that Executive may immediately seek to hire Nina White, without violating this Agreement.

(b) Soliciting the business on behalf of himself or any other person with respect to a Competitive Business of the Company of either: (i) any vehicle dealers who were clients of the Company during the 12-month period prior to the Date of Termination (a “Specific Client”); or (ii) any Person whose business Executive (on behalf of the Company or otherwise) solicited by multiple contacts during the six-month period prior to the Date of Termination (a “Specific Contact”); or

(c) Any activity for any Specific Client or Specific Contact which is the same as or similar to those activities Executive performed for the Company during the three-year period prior to the Date of Termination.

Executive agrees that if Executive acts in violation of this Section, the number of days Executive is in such violation will be added to any periods of limitation on Executive’s activities specified herein. In addition, Executive agrees that during the duration of this Agreement and during the period of limitation on Executive’s activities specified in this Section, Executive shall promptly deliver a true and correct copy of this Agreement to any prospective employer or business partner of Executive.

14. Monies Owed to the Company. Upon the termination of Executive’s employment with the Company, Executive hereby authorizes the Company to deduct from Executive’s final wages or other monies due to Executive all debts or financial obligations owed to the Company by Executive.

15. Remedies. Executive understands and agrees that the Company will be irreparably damaged in the event that Sections 12 or 13 of this Agreement are violated. Executive agrees that the Company shall be entitled (in addition to any other remedy to which it may be entitled, at law or in equity) to an injunction to redress breaches of such Sections of this Agreement and to specifically enforce the terms and provisions thereof.

16. Successors and Assigns. This Agreement is a personal contract, and the rights and interests of Executive hereunder and under the awards and plans referred to herein may not be sold, transferred, assigned, pledged, encumbered, or hypothecated by him, except as may be expressly permitted by the provisions of such awards or plans and that payments due Executive hereunder shall be payable to his heirs or fiduciaries upon his death. Except as may be expressly provided otherwise herein, this Agreement shall be binding upon the Company and inure to the benefit of the Company and its Affiliates, and its successors and assigns, including (but not limited to) any corporation or other entity which may acquire all or substantially all of the Company’s assets or business or into or with which the Company or an Affiliate may be consolidated or merged.

17. Jurisdiction and Governing Law. Any controversy or claim arising out of or relating to this Agreement, or any breach thereof shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia, without giving effect to principles of conflicts of laws thereof.

18. Entire Agreement. This Agreement, the Asset Purchase Agreement and the Operating Agreement contain all the understandings between the parties hereto pertaining to the matters referred to herein, and supersede all undertakings and agreements, whether oral or in writing, previously entered into by them with respect thereto; Company and Executive are not relying on any such prior agreements or understandings in entering into this Agreement. This agreement supersedes and restates the Prior Agreement in its entirety. No representations or warranties of any kind or nature relating to the Company or any Affiliate or their respective businesses, assets, liabilities, operations, future plans or prospects have been made by or on behalf of the Company or any Affiliate to Executive, nor have any representations or warranties of any kind or nature been made by Executive to the Company or any Affiliate.

19. Amendment or Modification, Waiver. No provision of this Agreement may be amended or waived unless such amendment or waiver is agreed to in writing, signed by Executive and by a duly authorized officer of the Company. No waiver by any party hereto of any breach by another party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same time, any prior time or any subsequent time.

20. Notices. Any notice to be given hereunder shall be in writing and delivered personally or by overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, addressed to the party concerned at the address indicated below or to such other address as such party may subsequently give notice of hereunder in writing:

To:

William. E. McKnight 2676 Blue Heron Court Virginia Beach, Virginia 23454

With a copy to:

Mr. Thomas R. Frantz Williams Mullen 222 Central Park Avenue Virginia Beach, Virginia 23462-3035 Facsimile: (757) 473-0395

To:

Coastal Credit, L.L.C. c/o White River Capital, Inc. 6051 El Tordo P.O. Box 1329 Rancho Santa Fe, CA 92067 Attention: John M. Eggemeyer III Facsimile: (858) 756-8301

With a copy to:

Barnes & Thornburg LLP 11 S. Meridian Street Indianapolis, Indiana 46204 Attention: Eric R. Moy Facsimile: (317) 231-7433

Any notice delivered personally shall be deemed given on the date delivered, any notice transmitted by fax machine shall be deemed delivered upon receipt of confirmation of fax transmission, any notice delivered by overnight courier shall be deemed given the day after deposit with a courier, and any notice sent by registered or certified mail, postage prepaid, return receipt requested, shall be deemed given three days after mailing.

21. Severability. If any provision of this Agreement or the application of any such provision to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid and unenforceable to any extent, the remainder of this Agreement or the application of such provision to such person or circumstances other than those to which it is so determined to be invalid and unenforceable, shall not be affected thereby, and each provision hereof shall be validated and shall be enforced to the fullest extent permitted by law.

22. Survivorship. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

23. Headings. All descriptive headings of sections and paragraphs in this Agreement are intended solely for convenience, and no provision of this Agreement is to be construed by reference to the heading of any section or paragraph.

24. Withholding Taxes. All payments to Executive under this Agreement shall be reduced by any applicable federal, state or city withholding taxes.

This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall be one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement this 28th day of December, 2005, but effective as of the date first above written.

COASTAL CREDIT, L.L.C.

By:	White River Capital, Inc.
Its:	Sole Member

By:	/s/ John M. Eggemeyer, III
John M. Eggemeyer, III, Chief Executive Officer

/s/ William E. McKnight
William E. McKnight

EXHIBIT A

TERMS OF LONG TERM INCENTIVE CASH AWARD

Pursuant to Section 6(c) of the accompanying Restated Employment Agreement (“Employment Agreement”), the Company and Executive hereby agree to the following terms and conditions of the long-term cash incentive award provided for therein:

Definitions.  Unless otherwise defined herein, capitalized terms used herein have the definitions given them in the Employment Agreement, except that “Fair Market Value” has the meaning set forth in the White River Capital, Inc. 2005 Stock Incentive Plan, as amended.

Grant of Award.  Pursuant to the Employment Agreement the Company hereby grants to Executive a long-term cash incentive award based on the value of 100,000 shares of common stock of White River Capital, Inc., vesting and payable only as provided herein and in the Employment Agreement. Subject to acceleration of vesting, or forfeiture (in whole or in part), on the terms provided herein and the Employment Agreement, this award shall vest in three equal installments, as follows:

●	the value of 33,333.33 Shares shall vest on January 1, 2007
●	the value of 33,333.33 Shares shall vest on January 1, 2008
●	the value of 33,333.33 Shares shall vest on January 1, 2009
Each of January 1, 2007, January 1, 2008 and January 1, 2009 is a “Vesting Date”. On each Vesting Date, Executive shall earn and become entitled to receive a cash payment from the Company equal to the value of 33,333.33 shares of White River Capital, Inc. common stock. The value of the portion of the award vesting and becoming subject to payment on the Vesting Date or any other applicable date shall be determined based on the mean of the Fair Market Value of a share of White River Capital, Inc. common stock for the 20 trading days immediately preceding the Vesting Date or other determination date.

Risk of Forfeiture. Subject to the exceptions set forth in the Employment Agreement, summarized below, any unvested portion of this award shall be forfeited if Executive’s employment with the Company terminates prior to the vesting of such Shares. The risk of forfeiture of any portion of the award shall lapse upon vesting of such portion of the award as provided herein. Notwithstanding the foregoing general rule, vesting of this award may accelerate in whole or in part, in accordance with the Employment Agreement, as follows:

Under Section 11(a) and (c), if Executive’s employment terminates due to death, Disability, termination by the Company without Cause, termination by Executive for Good Reason, or due to Company’s notice of non-renewal, any unvested portion of the award shall immediately vest and the value thereof shall be determined and become payable on such date.

Under Section 11(b) and (d), if Executive’s employment terminates because of Executive’s (i) non-renewal and the term of the Employment Agreement expires other than at the end of a full fiscal year of the Company, or (ii) Retirement, Executive shall be entitled to receive the value of that portion of the annual vesting increment of the award that would otherwise vest for the full year in which termination occurs based on the number of months, including portions thereof, during which Executive was employed during the fiscal year in which his employment was terminated.

No Rights as a Stockholder.  The value of the award is determined by reference to the value of White River common stock to provide for an incentive arrangement tied to the value of the consolidated enterprise toward which Executive is expected to contribute substantially. But the award does not represent shares or the right to receive shares of any entity at any time and, to the extent it becomes payable, shall consist only of the obligation of the Company to pay cash to the executive. Executive shall not be a shareholder by virtue of the award and shall have no rights to dividends and no voting rights by virtue of the award.

Non-Transferability of Award.  Except as otherwise provided for in the Employment Agreement, this Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent and distribution.  If Executive transfers all or part of this Stock Award pursuant to the previous sentence and if permitted by the Employment Agreement, then the terms of this Agreement, and the Employment Agreement shall apply to the transferee to the same extent as to the Executive.

Withholding Tax.  The Company’s obligation to pay the award shall be subject to the satisfaction of all applicable federal, state, and local income and employment tax withholding requirements.

Successors.  This Agreement shall inure to the benefit of and be binding upon the parties hereto and their legal representatives, heirs, and permitted transferees, successors and assigns.

DATED:	December 28, 2005

COASTAL CREDIT L.L.C.

/s/ William E. McKnight	By:	White River Capital, Inc.
William E. McKnight	Its:	Sole Member

	By:	/s/ John M. Eggemeyer, III
John M. Eggemeyer, III
Chief Executive Officer